AMENDED AND RESTATED DEVELOPMENT AGREEMENT


        This AMENDED AND RESTATED DEVELOPMENT AGREEMENT (this "Agreement"), dated as of June ___, 1998, is made and entered into by and between AH MICHIGAN OWNER LIMITED PARTNERSHIP, an Ohio limited partnership ("Owner"), and BROOKDALE LIVING COMMUNITIES OF MICHIGAN, INC., a Delaware corporation ("Manager").

                                           RECITALS

        WHEREAS, Owner owns certain real property and desires to develop it for use as a senior independent and assisted living facility in Southfield, Michigan, which is currently referred to as The Heritage (the "Project");

        WHEREAS, Owner has retained Developer to perform development services in connection with the construction of the Project on the terms and subject to the conditions set forth in that certain Development Agreement dated as of March 31, 1998 (the "Prior Development Agreement"); and

        WHEREAS, Owner and Developer have agreed to terminate the Prior Development Agreement pursuant to Section 21 hereof, and have agreed to enter into this Agreement, in each case effective as of the date hereof.

                                          AGREEMENTS

        NOW, THEREFORE, in consideration of the recitals and the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.     Responsibilities of Developer.

               (a) Owner hereby engages Developer to perform the services in connection with the development and construction of the Project normally and customarily performed by a developer of a commercial real estate project and as further described herein, and Developer hereby accepts such engagement and, subject to the conditions set forth in this Agreement, agrees to provide such services, at Owner's expense. During the term of this Agreement, Developer shall have full authority to construct the Project or cause the Project to be constructed as a senior independent and

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assisted  living  facility,  and shall have full and complete  control and reign over, and use of, the entire Project, including its common areas. Without limiting the generality of the foregoing, Developer shall, at Owner's expense, have full authority as follows:

                      (i) Regulatory Compliance. Developer shall use reasonable efforts to obtain and maintain all licenses, permits, qualifications and approvals from any applicable governmental or regulatory authority required for the construction of the Project. In addition, Developer shall supervise and coordinate the preparation and filing of (and, where required to do so under applicable law or regulations, file) all reports or other information required by all state or other governmental agencies having jurisdiction over the Project and shall deliver copies of all such reports and information to Owner simultaneously with such filings. Developer shall cooperate with governmental inspection and enforcement activities.

                      (ii) Equipment and Improvements. Developer shall, on behalf of Owner, acquire or effect the acquisition of equipment and improvements which are needed to operate the Project or its services.

                      (iii) Reports. Developer shall supervise and coordinate the preparation of any construction information if and to the extent needed to comply with any reporting obligations imposed on the Owner by any Lender (as hereinafter defined), mortgagees or lessors of the Project except for those reporting obligations which relate to matters which are within the exclusive control of the Owner or its affiliates. Developer shall prepare or cause to be prepared, at Owner's expense, the tax returns of Owner (but not Owner's partners or affiliates) for Owner's signature. All originals of the books, forms and records generated by Developer in connection with the construction of the Project shall be Developer's property.

                      (iv) Construction Contracts. Developer shall have the right and authority, at the Owner's expense, to enter into, perform, and modify its obligations and duties under the construction contract, architectural contract and all other contracts now or hereafter in force relating to the development and construction of the Project (the "Construction Contracts") and to deal with, and enforce the obligations of, all parties thereto.

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                      (v)    Legal Proceedings.  Developer shall have the
right and authority, on its own behalf or through legal counsel designated by Developer, to direct all legal matters and proceedings that are within the scope of Developer's authority pursuant to this Agreement. Without limiting the generality of the foregoing, Developer is authorized (without the prior written consent of Owner) to (a) settle, in the name and on behalf of Owner and on such terms and conditions as Developer may deem to be in the best interests of the Project, any and all claims or demands arising out of, or in connection with, the operation of the Project, whether or not legal action has been instituted and (b) enter into such agreements with any governmental agencies having jurisdiction over the Project deemed necessary or desirable by Developer in its sole and absolute judgment. All such amounts paid in respect of any such settlements and agreements shall be expenses of the Project and be paid by Owner. Developer will give notice promptly to Owner of all demands and claims and all settlements and legal actions, but the failure to give such notice shall not affect the preceding provisions of this paragraph.

                      (vi) Other Matters. Developer shall, on its own behalf and/or on Owner's behalf, be permitted to enter into such other agreements, contracts, easements and to perform such other acts as are necessary or desirable, in Developer's sole and absolute discretion, for the completion and operation of the Project.

                      (vii) Loan Documents. Developer shall, on its own behalf and/or on Owner's behalf, be permitted to deal with the providers of financing for the Project including, without limitation, (A) the first mortgage loan made by Nomura Asset Capital Corporation with respect to the Project and other projects (the "Nomura Loan") and (B) the subordinated loan made by Banc One Capital Partners IV, Ltd. (the "Banc One Loan"). Each provider of financing for the Project is referred to herein as a "Lender" and the loan documents evidencing and/or securing financing for the Project are referred to herein as "Loan Documents". The Loan Documents which evidence and/or secure the Nomura Loan are referred to herein as "Nomura Loan Documents". Developer shall be responsible for complying with the terms of the Loan Documents, at Owner's sole cost and expense, with the exception of those provisions (i) which are within the exclusive control of Owner and its affiliates, e.g. filing of income tax returns and certificates and notices relating to Owner's (and its affiliates')

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organizational  documents,  etc.,  and (ii) which relate to the repayment of the debt evidenced and secured by the Loan Documents. Owner (and its affiliates) shall not amend or waive any provision of any of the Loan Documents without the prior written consent of Developer.

        2. Responsibilities of Owner. Owner shall not interfere with Developer in connection with the development and construction of the Project in accordance with the terms of this Agreement. Owner acknowledges and agrees that the development and construction of the Project is within the exclusive control of Developer, and Owner hereby grants Developer sole and exclusive possession and control over the Project. Owner hereby assumes and agrees to pay as and when due
(i) all costs, expenses and obligations incurred by Developer through and including the date of this Agreement in connection with the development and construction of the Project which have not been paid as of the date of this Agreement, which costs, expenses and obligations include, but are not necessarily limited to retainage held back from the general contractor of the Project ($_______ as of _________ ___, 1998) and accrued developer's fees payable by Developer to Brookdale Living Communities, Inc. ($___________ as of _________ ___, 1998) and (ii) all costs, expenses and obligations incurred by Developer from and after the date of this Agreement in connection with the development and construction of the Project.

        3. Exclusive Representative/Attorney-in-Fact. It is understood and agreed that, during the term of this Agreement, Developer shall be the exclusive representative of Owner for purposes described in this Agreement, including, without limitation, all acts, functions and activities which would normally and customarily be performed by a developer of real estate in connection with the construction of a major commercial project. Any communications with any Lender, regulatory authorities, governmental agencies, contractors, materialmen suppliers, employees of the Project shall be directed through Developer. Any and all notices received by Owner relating to the Project, the Loan Documents, the Owner or the direct or indirect owners of interests in Owner shall immediately be forwarded by Owner to Developer. Owner hereby appoints Developer the attorney-in-fact of Owner, during the term of this Agreement, to take any action and execute any instruments that Owner is obligated under, or that Owner has covenanted and agreed hereunder or under the Loan Documents to take

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or execute, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

        4. Insurance. Developer shall, at Owner's expense, arrange for and maintain all necessary and proper hazard insurance covering the Project, including the furniture, fixtures and equipment situated thereon, and as otherwise required pursuant to the Nomura Loan Documents, all necessary and proper public liability insurance for the protection of Developer, Owner and, to the extent required under the Loan Documents, any Lender. Developer shall, at Owner's expense, also arrange for and maintain all employee health and worker's compensation insurance for the Project's personnel. Developer shall maintain, at Owner's expense, such other insurance as required pursuant to the Nomura Loan Documents. Any insurance provided pursuant to this paragraph shall be an expense of the Project payable by Owner.

        5. Proprietary Interest. The systems, methods, procedures and controls employed by Developer and any written materials or brochures developed by Developer to document the same are to remain the property of Developer and are not, at any time during or after the term of this Agreement, to be utilized, distributed, copied or otherwise employed or acquired by Owner, except as authorized by Developer.

        6. Term of Agreement. Unless this Agreement is sooner terminated as hereinafter expressly provided in Section 7 or as otherwise agreed in writing by both parties, the term of this Agreement shall commence on the date hereof and shall end on the completion of the Project, except with respect to the Owner's obligation to pay the Fees (as hereinafter defined) and all other costs and expenses which are due and payable to Developer under this Agreement, including without limitation, Section 2 hereof, which shall survive until the discharge in full of such obligation.

        7.     Events of Default and Remedies.

               (a) Event of Default. At the option of the non-defaulting party, each of the following shall constitute an "Event of Default" hereunder:

               (i) if Owner shall fail to pay or allow payment of any installment of the Fees due to Developer in accordance with Section 10 hereof for a period of five (5) days after written notice of

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such failure from Developer to Owner;

               (ii) if Owner fails to perform in any material respect any term, provision, or covenant of this Agreement (other than as set forth in Section 7(a)(i)) and (A) such failure continues for ten (10) days after written notice from Developer to Owner specifying such failure to perform (unless such failure cannot be cured by the payment of money and cannot reasonably be cured within such 10-day period, in which event, Owner shall have an additional period, not to exceed an additional thirty (30) days, in which to cure the default) or (B) Owner fails to endeavor diligently and continuously to cure such default as promptly as is practicable;

               (iii) if Developer fails to perform in any material respect any term, provision, or covenant of this Agreement and (A) subject to Section 8 below, such failure continues for thirty (30) days after written notice from Owner specifying such failure to perform (unless such failure cannot reasonably be cured within such 30-day period, in which event, Developer shall have an additional period as is necessary to cure the default) or (B) Developer fails to endeavor diligently and continuously to cure such default as promptly as is practicable;

               (iv) if either Owner, on the one hand, or Developer, on the other, is dissolved or liquidated, applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy or is the subject of an involuntary bankruptcy filing, makes a general assignment for the benefit of creditors, or files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner or Developer bankrupt or insolvent or approving a petition seeking reorganization of Owner or Developer or appointing a receiver, trustee or liquidator for such party of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days; or

               (v) if Owner or any affiliate of Owner is in breach or default of any of its obligations under that certain Equity Option Agreement of even date herewith with Brookdale Living Communities, Inc. ("Brookdale") or under that certain Project Option Agreement

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of even date herewith with Brookdale.

               (b) Remedies. At any time after the occurrence and during the continuance of any Event of Default caused by Owner, Developer may, at its option, do one or more of the following: (i) terminate this Agreement by giving written notice to Owner and/or (ii) exercise all rights and remedies available under law or equity. At any time after the occurrence and during the continuance of an Event of Default caused by Developer, Owner may, as its sole option, terminate this Agreement in accordance with the terms hereof and Developer shall have no other liability to Owner hereunder.

        8. Force Majeure. The parties will not be deemed to be in violation or breach of this Agreement if they are prevented from performing any of their respective obligations hereunder for any reason beyond their control, including, without limitation, strikes, shortages, war, acts of God, or any applicable statute, regulation or rule of federal, state or local government or agency thereof having jurisdiction over the Project or the operations thereof.

        9. Withdrawal of Funds by Developer. Owner and Developer acknowledge and agree that the efficient operation of the Project requires that Developer have ready access to the funds required therefor. Accordingly, Owner (i) irrevocably grants Developer the authority, during the term of this Agreement, to make draw requests in accordance with the Loan Documents, (ii) irrevocably authorizes each Lender to disburse its loan proceeds directly to Developer in accordance with such draw requests and the Loan Documents and (iii) Owner shall not be entitled to any portion of the loan proceeds under the Loan Documents. Concurrently with the execution of this Agreement, Owner shall remit to Developer an amount equal to $________, representing an advance payment on a portion of Developer's expected construction costs.

        10. Fees. During the term of this Agreement, in addition to all other sums owed by Owner to Developer under this Agreement, Developer shall be entitled to receive development fees equal to the aggregate of Two Million Dollars ($2,000,000) (collectively, the "Fees"), which shall be payable by Owner as follows:

               (a) reimbursement to Developer of all corporate overhead and administration costs, capitalized interest costs and all other

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costs  incurred  by  Developer  (or its  parent  corporation,  Brookdale  Living
Communities, Inc.) in connection with performing the services under this Agreement up to an aggregate amount of One Million Dollars ($1,000,000), which shall be due and payable by Owner to Developer from time to time within ten (10) days following invoice by Developer to Owner; Developer acknowledges receipt of $________ on account of the Fees owed pursuant to this Section 10(a);

               (b) an equal amount as described in Section 10(a) above, which amount shall be deemed earned on the same date(s) that Developer submitted its invoice to Owner under Section 10(a) above, but shall be due and payable by Owner to Developer upon the "Conversion Date," as such term is defined in the Nomura Loan Documents; and

               (c) an additional amount equal to Two Million Dollars ($2,000,000) less the aggregate amount of all sums paid and/or owed under Sections 10(a) and (b) above, which amount shall be deemed earned on the date Developer presents its last invoice to Owner under Section 10(a) above, but shall be due and payable by Owner to Developer upon the "Conversion Date."

        In addition to the Fees, Owner agrees to reimburse Developer and Brookdale Living Communities, Inc.("Brookdale") for any and all costs and/or expenses paid, or incurred, by Developer or Brookdale in connection with any of the Loan Documents, including, without limitation, Interest, the Draw Fees, Servicing Fees, Facility Structuring Fee, non-use fee, Additional Loan Structuring Fees and Extension Fees (as such terms are defined in the Nomura Loan Documents) or any other fees or expenses under any of the Loan Documents.

        11. Assignment. This Agreement shall not be assigned (including by operation of law, whether by merger or consolidation (excluding a merger effected solely for the purpose of changing Owner's jurisdiction of incorporation that does not affect the ownership interests of Owner in any material respect) or otherwise) by Owner, on the one hand, or by Developer, on the other, without the prior written consent of the other party; provided, however, that to the extent permitted by applicable law and regulations, and subject to the receipt of all required licenses, permits, approvals and authorizations of applicable governmental agencies, this Agreement may be assigned by Developer to one or more corporations

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or other legal entities all the shares (and, in the case of legal entities other than corporations, all the equity ownership and voting control) of which are owned, directly or indirectly, by Developer or by Brookdale Living Communities, Inc.

        12. Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or by facsimile (with answer back acknowledged) or mailed, certified mail, return receipt requested, or delivered by overnight courier service to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, upon receipt with answer back acknowledged, if delivered by facsimile, three (3) business days after mailing, if mailed, or one business day after delivery to the courier, if delivery by overnight courier service:

        If to Owner, to:

                      AH Michigan Owner Limited Partnership
                      320 King of Prussia Road
                      Suite 160
                           Radnor, Pennsylvania 19087
                      Attn: David B. Fenkell
                      Facsimile: (610) 902-0777

        If to Developer, to:

                      c/o Brookdale Living Communities, Inc.
                      77 West Wacker Drive
                      Suite 4400
                      Chicago, Illinois 60601
                      Attn:  Darryl W. Copeland, Jr.
                      Facsimile: (312) 977-3699

        With a copy to:

                      c/o Brookdale Living Communities, Inc.
                      77 West Wacker Drive
                      Suite 4400
                      Chicago, Illinois 60601
                      Attn: Robert J. Rudnik
                      Facsimile: (312) 977-3701


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        and to:

                      Winston & Strawn
                      35 West Wacker Drive
                      Chicago, Illinois 60601
                      Attn:  Wayne D. Boberg, Esq.
                      Facsimile: (312) 558-5700

        13. Relationship of the Parties. The relationship of Developer to Owner in connection with this Agreement shall be that of an independent contractor, and all acts performed by Developer during the term hereof shall be deemed to be performed in Developer's capacity as an independent contractor. Nothing contained in this Agreement is intended to or shall be construed to give rise to or create a partnership or joint venture or lease between Owner, its successors and assigns, on the one hand, and Developer, its successors and assigns, on the other hand.

        14. Entire Agreement. This Agreement and any documents executed in connection herewith contain the entire agreement among the parties with respect to the subject matter hereof and, subject to the restrictions contained in
Section 11 above, shall be binding upon their respective successors and assigns, and shall be construed in accordance with the laws of the state where the Project is located. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

        15. Contract Modifications for Certain Legal Events. In the event any state or federal laws or regulations, whether now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel of both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, Owner and Developer agree to cooperate in restructuring their relationship and this Agreement to eliminate such violation or to reduce the risk thereof to the extent such restructuring can be accomplished upon commercially reasonable terms; provided, that any such restructuring shall, to the maximum extent possible, preserve the underlying economic and financial arrangements between Owner and Developer. The parties agree that such amendment may require either or both parties to obtain appropriate regulatory licenses and approvals.

        16.    Captions.  The captions used herein are for convenience

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of reference only and shall not be construed in any manner to limit or modify any of the terms hereof.

        17. Severability. In the event one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be impaired thereby.

        18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and each such counterpart shall together constitute but one and the same Agreement.

        19. Limitation of Personal Liability of Owner. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any officer, director, member, partner, manager, shareholder, incorporator or agent of Owner or of Owner's affiliates be personally liable to Developer for any of Owner's obligations under this Agreement.

        20. Limitation of Personal Liability of Developer. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any officer, director, member, partner, manager, shareholder, incorporator or agent of Developer or of Developer's affiliates be personally liable to Owner for any of Developer's obligations under this Agreement.

        21. Termination of Prior Development Agreement. Effective as of the date hereof, the Prior Development Agreement is hereby terminated.

                                   [signature page follows]

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


        IN WITNESS WHEREOF, the parties hereto have caused this Development Agreement to be executed and delivered in their names and on their behalf as of the date first set forth above.


                                     OWNER:

                                    AH MICHIGAN OWNER LIMITED PARTNERSHIP,
                                    an Ohio limited partnership

                                    By:     AH Michigan CGP, Inc.,
                                            its general partner



                                            By:________________________________
                                            Name:  David B. Fenkell
                                            Title: President




                                    DEVELOPER:

                                            BROOKDALE LIVING COMMUNITIES OF
                                            MICHIGAN, INC.,
                                            a Delaware corporaton



                                            By:
                                            Name:
                                            Title:








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